UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 16, 2003

SECURITY BANK CORPORATION

(Exact name of registrant as specified in its charter)

Georgia (State or other jurisdiction of incorporation)	000-23261 (Commission File No.)	58-2107916 (IRS Employer I.D. No.)

4219 Forsyth Road, Macon, Georgia 31210

(Address of principal executive offices)

(478) 722-6200

Registrant's Telephone Number, including area code

Not applicable

(Former name or former address, if changed since last report)

________________________________________________________________________

ITEM 9. Regulation FD Disclosure (Item 12)

The following information is being provided under new Item 12. On July 16, 2003, Security Bank Corporation issued a press release to announce its earnings for the Second Quarter of 2003. A copy of the press release is filed as Exhibit 99.1 hereto and incorporated herein.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SECURITY BANK CORPORATION

Date: July 17, 2003

By: /s/ H. Averett Walker

H. Averett Walker

President and Chief Executive Officer

EXHIBIT INDEX
Exhibit Number	Description
99.1	Press Release distributed July 16, 2003

EXHIBIT 99.1

Security Bank Corporation Announces Record Second Quarter Earnings and 18% Increase in Quarterly Earnings Per Share

Macon, GA., July 16, 2003 / PR Newswire/ -- Security Bank Corporation (the "Company") (NASDAQ:SBKC) today announced record second quarter net income and an 18% increase in quarterly earnings per share versus the same period one year ago. Net income for the quarter was $1.89 million versus $1.37 million for the second quarter of 2002, an increase of 38%. Diluted earnings per share were $0.46 versus $0.39 for the year-ago period. For the six months ended June 30, 2003, net income was $3.5 million or $0.90 per diluted share, an increase of 28% and 16%, respectively.

The Company's annualized returns on average equity and assets for the second quarter were 13.8% and 1.11%, respectively, versus 15.0% and 1.10%, respectively, for the same quarter in 2002. For the six months ended June 30, 2003, the annualized returns on average equity and assets were 14.6% and 1.12%, respectively, versus 15.0% and 1.09% for the same period in 2002.

Rett Walker, Security Bank Corporation President and CEO remarked, "The second quarter was another excellent quarter for our Company as we achieved record quarterly earnings and an 18% increase in earnings per share. The primary drivers of revenue growth for the Company - loan growth, core deposit growth and mortgage fee income - all turned in outstanding performances in the second quarter. Our net interest margin also held up well in the second quarter, which we are pleased with given the declining trend in the industry."

Security Bank Corporation completed its merger with the Bank of Gray at the end of May, 2003. The quarter ended June 30, 2003 includes one month of operations for the Bank of Gray, whose name was officially changed to Security Bank of Jones County at the end of May. The Company's balance sheet at June 30, 2003 includes the balances of Security Bank of Jones County and quarterly averages include one month of these balances.

Loans, excluding loans held for resale, were $645.1 million at June 30, 2003, up from $413.5 million at June 30, 2002, an increase of 56%. Excluding the effect of loans acquired from the Bank of Gray, loans increased $86.7 million or 21% over the year ago period. Total deposits were $706.7 million at June 30, 2003, an increase of 77% over the year-ago level of $399.4 million. Excluding the effect of deposits acquired from the Bank of Gray, deposits increased $89.8 million or 22% over the year-ago period. Total assets increased to $883.1 million at June 30, 2003, up from $512.0 million at June 30, 2002, an increase of 72%. Excluding the effects of assets acquired from the Bank of Gray, total assets increased $112.2 million or 22% versus June 30, 2002.

Stockholders' equity increased $35.0 million to $72.3 million, an increase of 94%. The primary reason for the increase was the issuance of $29.4 million of common stock in the Bank of Gray merger. Book value per share increased 31% to $14.43 and tangible book value per share decreased $0.95, or 9%, to $9.55. Excluding the impact of the merger with the Bank of Gray, tangible book value per share would have increased $1.12 per share over the year-ago level of $10.45, an increase of 11%.

Net Interest Income

Net interest income for the second quarter of 2003 was $6.7 million, an increase of 31% over the first quarter of 2002. The net interest margin on a fully tax-equivalent basis was 4.27% for the quarter ended June 30, 2003, versus 4.41% for the comparable period one year ago and 4.34% for the first quarter of 2003. Excluding the impact of the Bank of Gray, the net interest margin for the second quarter would have been 4.33%.

Noninterest Income and Expense

Noninterest income for the second quarter of 2003 was $4.7 million versus $2.9 million for the second quarter of 2002, an increase of 64%. Service charge income was $1.16 million, up 49% from the second quarter of 2002 and mortgage revenues were $3.0 million, up 92% over year-ago levels.

Noninterest expense for the second quarter was $7.4 million, an increase of 42% over the second quarter 2002's level of $5.2 million. Excluding increases in commission expenses related to mortgage revenues and one month of operating expenses from the Bank of Gray, noninterest expense was up 23% over the second quarter of 2002. Excluding the effect of these items, growth in noninterest expense was primarily related to salary and benefit increases and expenses related to the Company's new core processing system and corporate headquarters. The Company's efficiency ratio was 64.9% for the second quarter of 2003, versus 65.5% for the second quarter of 2002.

Asset Quality

Total nonperforming assets (nonaccrual, repossessed assets and other real estate owned) were 1.22% of total assets versus 1.11% when compared to the year-ago period. Net charge-offs to average loans were 0.57% for the second quarter of 2003 versus 0.12% for the second quarter of 2002. The allowance for loan losses as a percentage of loans, excluding loans held for resale, was 1.31% at June 30, 2003 as compared to 1.17% at June 30, 2002. The allowance for loan losses was $8.5 million at June 30, 2003, up from $4.9 million at June 30, 2002. The allowance increase was primarily attributable to growth in the Company's loan portfolio as well as the addition of $2.9 million of loss reserves in connection with the Bank of Gray merger.

Other Information

The Company is modifying its guidance for 2003 diluted earnings per share. Previously, the Company provided guidance for 2003 diluted earnings per share in the range of $1.66 to $1.70. Based on its most recent estimates, management of the Company is raising its estimate for 2003 diluted earnings per share to a range from $1.80 to $1.85, which represents an 18% to 22% increase over 2002 diluted earnings per share of $1.52.

About Security Bank Corporation

Security Bank Corporation is a Georgia multi-bank holding company based in Macon, Bibb County, Georgia. Effective June 3, 2003, the Company changed its name from SNB Bancshares, Inc. to Security Bank Corporation. The Company's ticker symbol changed on that date from SNBJ to SBKC. The Company's wholly owned bank subsidiaries are Security Bank of Bibb County, Security Bank of Houston County, and Security Bank of Jones County. The banks maintain 12 full service offices in Macon, Perry, Warner Robins, and Gray, Georgia, as well as, one full service office in Brunswick. In addition, Security Bank of Bibb County operates a wholly owned mortgage subsidiary, Fairfield Financial Services, Inc. Fairfield has offices in Macon, Warner Robins, Columbus, St. Simons, Richmond Hill, Rincon, Butler, and Fayetteville.

Safe Harbor

This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections. Please refer to Security Bank Corporation's filings with the Securities and Exchange Commission (which can also be found under the Company's former name of SNB Bancshares, Inc.) for a summary of important factors that could affect Security Bank Corporation's forward-looking statements. Security Bank Corporation undertakes no obligation to revise these statements following the date of this press release.

For more information, contact Rett Walker, President and CEO at 478-722-6220 or Jim McLemore, Chief Financial Officer at 478-722-6243.

Security Bank Corporation
Selected Consolidated Financial Data
(Dollars in Thousands, except Per Share Amounts)
Unaudited

	Quarters Ended			Six Months Ended
	June 30,			June 30,
	2003	2002	% Change	2003	2002	% Change

EARNINGS SUMMARY:
Net interest income (FTE)	$ 6,708	$ 5,107	31.4%	$ 12,303	$ 9,991	23.1%
Provision for Loan Losses	857	510	68.0%	1,346	1,050	28.2%
Noninterest Income	4,733	2,890	63.8%	8,677	6,020	44.1%
Noninterest Expense	7,425	5,234	41.9%	13,938	10,631	31.1%
Provision for Income Taxes	1,205	834	44.5%	2,092	1,532	36.6%
Net Income	1,888	1,369	37.9%	3,457	2,698	28.1%

PER COMMON SHARE:
Basic earnings	$ 0.47	$ 0.40	17.3%	$ 0.93	$ 0.80	17.1%
Diluted earnings	0.46	0.39	18.2%	0.90	0.78	15.7%
Cash dividends declared	0.10	0.09	11.1%	0.20	0.17	17.6%
Book value	14.43	11.01	31.1%	14.43	11.01	31.1%
Tangible book value	9.55	10.45	-8.6%	9.55	10.45	-8.6%

KEY PERFORMANCE RATIOS (a):
Return on average equity	13.84%	15.02%		14.57%	15.03%
Return on average assets	1.11%	1.10%		1.12%	1.09%
Efficiency ratio	64.90%	65.45%		66.43%	66.40%
Net interest margin (FTE)	4.27%	4.41%		4.30%	4.33%
Net charge-offs to average loans	0.57%	0.12%		0.29%	0.14%

BALANCE SHEET SUMMARY - END OF PERIOD
Investment securities	$ 99,831	$ 44,108	126.3%
Loans Held for Resale	42,308	12,642	234.7%
Loans, gross	645,081	413,549	56.0%
Allowance for loan losses	(8,475)	(4,858)	74.5%
Total assets	883,145	511,977	72.5%
Deposits	706,743	399,391	77.0%
Other borrowed money	97,513	64,440	51.3%
Stockholders' equity	72,265	37,299	93.7%

ASSET QUALITY - END OF PERIOD
Nonaccrual loans	$ 7,285	$ 2,549	185.8%
Foreclosed loans	114	138	-17.4%
Other real estate owned	3,393	2,980	13.9%
Total nonperforming assets	10,792	5,667	90.4%
Allowance for loan losses/NPA's	78.53%	85.72%	-8.4%
Allowance for loan losses/loans	1.31%	1.17%	11.8%

(a) Annualized based on number of days in the period, except efficiency ratio

Security Bank Corporation
Average Balance Sheet and Net interest Income Analysis
(Dollars in Thousands)
Unaudited

	Quarter Ended			Six Months Ended
	June 30, 2003			June 30, 2003
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
ASSETS
Earning assets:
Interest-bearing deposits and fed funds sold	$ 5,923	$ 17	1.15%	$ 4,952	$ 29	1.17%
Investment securities	60,165	636	4.23%	50,493	1,141	4.52%
Loans Held for Resale	37,453	456	4.87%	33,093	866	5.23%
Loans	524,450	8,745	6.67%	483,339	16,203	6.70%
Total earning assets	627,991	9,854	6.28%	571,877	18,239	6.38%
Non-earning assets	50,416			43,748

Total assets	$ 678,407			$ 615,625

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Savings and interest-bearing transaction	$ 128,485	$ 289	0.90%	$ 116,226	$ 520	0.89%
Time deposits - $100,000 or more	98,946	683	2.76%	86,987	1,239	2.85%
Other time deposits	218,183	1,536	2.82%	196,395	2,849	2.90%
Other borrowings	101,658	638	2.51%	96,150	1,328	2.76%
Total interest-bearing liabilities	547,272	3,146	2.30%	495,758	5,936	2.39%
Noninterest-bearing liabilities:
Noninterest bearing deposits	72,282			68,580
Other noninterest-bearing liabilities	4,267			3,826
Total liabilities	$ 623,821			$ 568,164

Stockholders' Equity	54,586			47,461

Total liabilities and stockholders' equity	$ 678,407			$ 615,625

Interest rate spread			3.98%			3.98%

Net interest income		$ 6,708			$ 12,303

Net interest margin (FTE)		4.27%			4.30%

Security Bank Corporation
Quarterly Financial Data
(Dollars in Thousands)
Unaudited

	2003		2002				2001
	Second	First	Fourth	Third	Second	First	Fourth	Third
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
EARNINGS SUMMARY:
Net interest income (FTE)	$ 6,708	$ 5,595	$ 5,567	$ 5,462	$ 5,107	$ 4,884	$ 4,766	$ 4,442
Loan loss provision	(857)	(489)	(1,151)	(402)	(510)	(540)	(626)	(442)
Noninterest income	4,733	3,954	3,608	3,534	2,890	3,129	3,656	2,826
Noninterest expense	7,425	6,553	6,504	5,903	5,234	5,396	5,799	4,936
Pretax income	3,093	2,507	1,520	2,691	2,253	2,077	1,997	1,890
Provision for income taxes	1,205	887	554	979	834	699	762	633
Net income	1,888	1,569	911	1,657	1,369	1,329	1,184	1,208

NONINTEREST INCOME DETAIL:
Deposit service charges	$ 1,161	$ 1,006	$ 1,013	$ 894	$ 781	$ 718	$ 821	$ 659
Mortgage origination/SRP fees	3,017	2,670	2,318	2,344	1,571	2,054	2,466	1,795
Other noninterest income	555	278	277	296	538	357	369	372
Total noninterest income	4,733	3,954	3,608	3,534	2,890	3,129	3,656	2,826
							-	-
NONINTEREST EXPENSE DETAIL:
Salaries and employee benefits	$ 4,679	$ 4,063	$ 3,739	$ 3,446	$ 3,194	$ 3,225	$ 3,511	$ 3,040
Occupancy and equipment	743	680	669	692	597	598	657	643
Losses on OREO	78	44	295	225	56	93	191	25
Other noninterest expense	1,925	1,766	1,801	1,540	1,387	1,480	1,440	1,228
Total noninterest expense	7,425	6,553	6,504	5,903	5,234	5,396	5,799	4,936
		-	-	-	-	-	-	-

SELECTED RATIOS:
Net interest margin - FTE (a)	4.27%	4.34%	4.32%	4.55%	4.41%	4.26%	4.34%	4.35%
Efficiency Ratio	64.90%	68.62%	70.89%	65.62%	65.45%	67.34%	68.86%	67.91%
Nonperforming assets/total assets	1.22%	1.23%	1.09%	1.18%	1.11%	1.23%	1.17%	0.85%
Net charge-offs to average loans (a)	0.57%	0.14%	0.58%	0.30%	0.12%	0.18%	0.29%	0.63%

(a) Annualized based on number of days in the period